Exhibit 10.24

Lucas J. Bailey

Fifth Amendment to Executive Employment Agreement

Term. January 1, 2019 - December 31, 2021

End of Term. On or after January 1, 2021, Company may give notice of non-renewal; Term extends for 12 months. After December 31, 2021, Term extends on one-day-at-a-time basis until notice of non-renewal given; then, Term extends for 12 months. In the event of a Company Sale, Section 4.7, COC Termination, shall govern.

Base Salary. $787,950 per year in 2019; if adjusted upward at sole discretion of Company, increased amount becomes Base Salary.

Bonus. If Company achieves the percentage of business plan set forth below, Executive receives performance bonus of the corresponding percentage of Base Salary. For 2019 only, if EBITDA increases, bonus will not be lower than previous year.

% of EBITDA in Business Plan	% of Base Salary
90%	40%
95%	52.5%
100%	65%
105%	82.5%
110%	100%
115%	125%

Mafco LTIP. Executive eligible to participate in the Mafco Worldwide Corporation long-term incentive plan, to the extent put in place.

COC Termination. If terminated without “cause” or by Executive for material breach of this Agreement within 18 months of a Company Sale, Executive receives 24 months severance paid over time on regularly scheduled pay dates.

Benefits. Standard employee benefits; executive medical; life insurance at 5x Base Salary.

Death. Estate gets 60% of Base Salary for longer of balance of Term or 12 months; if end-of-term provision are in effect, for balance of 12-month period.

Disability. After six months, Company can terminate; Executive gets 60% of Base Salary for balance of Term or 12 months; if end-of-term provisions are in effect, for balance of 12-month period.

Cause. Upon gross neglect, conviction of felony, conviction of any crime relating to Company property, willful misconduct or material breach by Executive or material prejudice to Company, Company can terminate without further liability.

Company Breach. Executive receives Base Salary and all benefits for longer of balance of term or 12 months.

Other Provisions. Protection of confidential information; non-compete during term; assignment of inventions; payment of relocation expenses to Philadelphia area; Executive can return to MacAndrews & Forbes Incorporated upon a change of control at a position of Vice President or more senior.

This summary page is for convenience of reference only. It shall not constitute a part of the Agreement.

Fifth Amendment to

Executive Employment Agreement

FIFTH AMENDMENT, dated as of December 19, 2019 and effective as of January 1, 2019 (this “Fifth Amendment”), to the Executive Employment Agreement and Assignment dated as of January 1, 2014, the First Amendment to the Executive Employment Agreement dated as of May 13, 2015, the Second Amendment to the Executive Employment Agreement dated as of February 11, 2017, and the Fourth Amendment to the Executive Employment Agreement dated as of May 8, 2018 (collectively, the “Agreement”) between Mafco Worldwide Corporation, a Delaware corporation (the “Company”), and Lucas Bailey (the “Executive”).

WHEREAS, the parties desire to further amend the Agreement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.                  Amendment to Section 2.1. Section 2.1 of the Agreement entitled “The Term” is hereby struck in its entirety and replaced with the following:

“2.1 The Term. The term of the Executive's employment under this Agreement (the “Term”) shall commence on January 1, 2019 and shall end on December 31, 2021, or such later date to which the Term is extended pursuant to Section 2.2.“

2.                  Amendment to Section 2.2. Section 2.2 of the Agreement entitled “End-of-Term Provisions” is hereby struck in its entirety and replaced with the following:

“2.2 End-of-Term Provisions. At any time on or after January 1, 2021, the Company shall have the right to give written notice of non-renewal of the Term. In the event the Company gives such notice of non-renewal, the Term automatically shall be extended so that it end twelve months after the last day of the month in which the Company gives such notice. From and after December 31, 2021, unless and until the Company gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by the Company, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice. For the avoidance of doubt, in the event of a COC Termination (as defined in Section 4.7), Section 4.7 shall govern and this Section 2.2 shall not apply.“

3.                  Amendment to Section 3.1. Section 3.1 of the Agreement entitled “Salary“ is hereby struck in its entirety and replaced with the following:

“3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $787,950, less such deductions or amounts to be withheld as required by applicable law and regulations (the “Base Salary”). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.”

4.                  Addition of Section 4.7. A new Section 4.7 is hereby added to the Agreement as follows:

“4.7 Change of Control Termination. In the event of termination by the Company without “cause,” excluding death or disability , or by Executive for the Company's breach of any material provision of the Agreement, in any case at or during the first 18 months following a Company Sale, as defined at Paragraph 2(a) of Executive's Sale Bonus document between the Company and Executive dated on or about September 17, 2019 (a “COC Termination”), the Executive shall be entitled to severance equal to two (2) time the sum of the Executive's annual Base Salary payable in twenty-four (24) installments on the Company's next regularly scheduled pay date commencing no later than thirty (30) days following the complete execution and delivery of a mutually agreeable release agreement between the Executive and the Company in a form substantially similar to that attached hereto as Exhibit A. For the avoidance of doubt, the severance payment in the event of a COC Termination shall not be reduced by any remuneration Bailey may receive from any entity that thereafter employs him following termination of his employment with the Company.”

5.                  Amendment to Section 3.2. Section 3.2 of the Agreement entitled “Bonus” is hereby struck in its entirety and replaced with the following:

“3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive will be eligible to receive a bonus with respect to each calendar year included within the Term computed in accordance with the provisions of the next succeeding sentence (the “Bonus”). If, with respect to any calendar year, the Company achieves EBITDA of at least the percentage set forth in the table below of its Board-approved business plan for such year, such table below of Base Salary with respect to the year for which the bonus (any such bonus, a “performance bonus”) was earned:

% of EBITDA in Business Plan	% of Base Salary
90%	40%
95%	52.5%
100%	65%
105%	82.5%
110%	100%
115%	125%”

The Bonus, if earned, shall be paid no later than the fifteenth day of the third month next following the year with respect to which the bonus was earned. The Executive shall be entitled to receive any earned Bonus under this Section 3.2 so long as the Executive was employed by the Company on the last day of the fiscal year with respect to which such Bonus was earned. For 2019 only, if EBITDA increases, the Bonus shall not be lower than the previous year's bonus.

6.                Representation. Flavors Holdings Inc. and its subsidiaries represent less than one-third of the gross assets of MacAndrews & Forbes Incorporated's Federal consolidated group of entities.

7.                Excise Tax; Best Payments Determination,

a.	Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment“) would but for this Section 7 be subject to the excise tax imposed by §4999 of the Code, or any comparable successor provisions (the “Excise Tax“), then the Payments shall be either be (1) provided to Employee in full, or (ii) provided to Employee as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 7 shall be made in writing in good faith by the Company's independent certified public accountants in accordance with the principles of §280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments and (iv) from equity awards that are partially included as parachute payments, in each instance provided that §409A is complied with and the Payments to be made later in time are to be reduced before Payments to be made sooner in time. For purposes of making the calculations required by this Section 7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 7. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

b.	If, notwithstanding any reduction described in this Section 7, the Internal Revenue Service (the “IRS“) determines that Employee is liable for the Excise Tax as a result of the receipt of the Payments as described above, then Employee shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Employee challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the “Repayment Amount.” The Repayment Amount with respect to the Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Employee's net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in Employee's net after-tax proceeds with respect to the Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Employee shall pay the Excise Tax.

c.	Notwithstanding any other provision of this Section 7, if (i) there is a reduction in the Payments as described in this Section 7, (ii) the IRS later determines that Employee is liable for the Excise Tax, the payment of which would result in the maximization of Employee's net after-tax proceeds (calculated as if Employee's Payments had not previously been reduced), and (iii) Employee pays the Excise Tax, then the Company shall pay to Employee those Payments which were reduced pursuant to this subsection as soon as administratively possible after Employee pays the Excise Tax so that Employee's net after-tax proceeds with respect to the Payments are maximized.

8.                 No Other Change. Except as set forth herein, there are no other changes to the Agreement, which, as amended hereby, remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

MAFCO WORLDWIDE CORPORATION	LUCAS JAMES BAILEY

By:

Paul G. Savas, Director

Exhibit A

DRAFT SEPARATION AGREEMENT AND RELEASE

AGREEMENT AND RELEASE, dated as of [DATE] (“this Agreement”), between and among Lucas James Bailey, an individual residing in the State of New Jersey (“Bailey”), and [INSERT COMPANY NAME], a [STATE] corporation (the “Company”), Bailey and the Company being referred to, collectively, as the “Parties”.

WHEREAS, Bailey was employed by the Company beginning [DATE]; and

WHEREAS, Bailey's employment with the Company shall terminate on [DATE]. (the “Separation Date”); and

NOW, THEREFORE, in consideration of and reliance on the mutual promises, terms and conditions set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	Payment to Bailey

a.             The Company will provide severance pay in the amount of $[AMOUNT] less all applicable federal, state and local withholding taxes. Payment will be made to Bailey in twenty-four (24) installments on the Company's next regularly scheduled pay date commencing no later than thirty (30) days following the complete execution and delivery of this Agreement and in the event this Agreement is not revoked pursuant to Paragraph 11(b) below. The payments will be made by check and sent to Bailey at the address listed in Paragraph 13(i). For the avoidance of doubt, the severance payment shall not be reduced by any remuneration Bailey may receive from any entity that thereafter employs him following termination of his employment with the Company.

b.             If Bailey dies before the Company pays all amounts due him under Paragraph 1.a. above, the remaining amounts will be paid to his surviving spouse or, if he has no surviving spouse, to his estate.

c.             All of Bailey's benefits ceased on the Separation Date, with the exception of his health benefits, which shall terminate on [DATE]. After [DATE], Bailey and his eligible dependents. if any, may elect under New York State law and the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, (“COBRA“), to continue group health and dental insurance coverage subject to the terms of the group health and dental insurance plans and applicable law (“Continuation Coverage”). If Bailey executes this Agreement and elects Continuation Coverage, the Company shall pay directly to the insurance company Bailey's health and dental premiums for the period commencing on [DATE], and ending on the earliest of such time as Bailey (i) is no longer eligible for COBRA coverage pursuant to the terms of the applicable plan, (ii) becomes eligible to participate in another employer's group health plan, or (iii) is no longer eligible pursuant to the terms of this Agreement. Thereafter, the Company shall have no obligation with respect to Bailey's health and dental insurance coverage. Bailey agrees to immediately notify the Company, in writing to [Insert NAME or his/her designee], when Bailey becomes eligible to participate in another employer's group health and dental plans.

2.	Release of the Company

a.               In consideration of the payments and benefits described in Paragraph 1 above, the sufficiency of which is hereby acknowledged, except as otherwise expressly set forth in this Agreement, Bailey, on behalf of himself and his heirs, executors, administrators, successors and assigns, voluntarily, knowingly, and willingly unconditionally releases and forever discharges the Company, its parents, subsidiaries and affiliates, the Company's benefit plans, programs and arrangements, and their administrators, functionaries and fiduciaries, together with all of the foregoing persons' or entities' present or former officers, directors, partners, shareholders, employees, and agents, Ronald Perelman, his family and associates, and each of the foregoing persons' or entities' predecessors, successors, and assigns, family members of the aforementioned people, and any other person with whom Bailey has come in contact solely as a result of his employment with the Company (collectively, “Related Persons”), from any and all charges, complaints, claims (including claims for attorneys' fees and costs), promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against them Bailey or Bailey's heir, executors, administrators, successors or assigns ever had, now have, or hereafter can, shall, or may have by reason of any matter whatsoever arising from the beginning of time to the time this Agreement is executed by Bailey related to or arising out of his employment, and the termination thereof, by any of the Related Persons. This release includes, but is not limited to, any rights or claims relating in any way to Bailey's employment relationship with the Company, or the separation therefrom, any rights or claims relating to or arising under any statute or regulation, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, the Equal Pay Act of 1963, 42 U.S.C. Section 1981, the Family and Medical Leave Act, each as amended, the New York State Human Rights Law, the New York City Human Rights Law, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company and Bailey.

b.              Bailey acknowledges his understanding that by signing this Agreement he is giving up any right to become, and he is promising not to consent to become, a member of any class in a case in which claims are asserted against the Company or any Related Person that are related in any way to Bailey's employment with or termination of employment from the Company, and that involve events that occurred on or before the date he signed this Agreement. If, without his prior knowledge and consent, Bailey is made a member of a class in any such proceeding, he will opt out of the class at the first opportunity afforded to him after learning of his inclusion. In this regard, Bailey will execute, without objection or delay, an “opt-out” form presented to him either by the court in which such proceeding is pending or by counsel for the Company or any Related Person who is made a defendant in any such proceeding.

c.               The foregoing Release does not preclude Bailey from bringing an action to enforce (i) Bailey's right to receive any earned but unpaid salary, vacation pay or bonus payment, long term incentive payment, and expense reimbursement under the Employment Agreement dated as of .January 1, 2014, between MacAndrews & Forbes Holdings, Inc. (predecessor in interest to the Company) and Bailey, as the same has been amended, modified or supplanted (the “Employment Agreement”), including, without limitation, under (x) the Fourth Amendment, and (y) Sections 2.2, 3.2 and 4.7 of the Fifth Amendment, to the Employment Agreement,' each in accordance with the terms and conditions set forth therein, or (ii) any health insurance benefits or continuation of benefits to which he may be entitled under any group health insurance plan or any other benefit plan of the Company or COBRA, (iii) his rights, if any, to indemnification and contribution in respect of claims asserted by third parties against him or the Company, or (iv) his rights to acquire ownership of the life insurance policy on his life contemplated by Appendix I to the Employment Agreement.

3.	Covenant Not to Sue

a.               Bailey covenants not to bring any claims released in Paragraph 2.a. above before any court, arbitrator or other tribunal in any jurisdiction, whether as a claim, cross-claim or counterclaim. The Company, or any of the Related Persons, may plead this Agreement as a complete bar to any released claim brought in derogation of this covenant not to sue. This provision does not, however, preclude Bailey from bringing an action to enforce the terms of this Agreement.

b.              By signing this Agreement, Bailey represents that he has not commenced any action or proceeding arising out of the matters released hereby; that he has not assigned to any person or entity any claims related to his employment with the Company or covered by this Agreement, and that he will not do so in the future; and that he will not seek or be entitled to any personal recovery in any action or proceeding that may be commenced on his behalf. If any legal action covered by this Agreement presently exists or is started by Bailey, or by someone else on Bailey's behalf, against the Company or any of the Related Persons, Bailey agrees promptly to withdraw such action, and all claims asserted therein, with prejudice.

4.	Acknowledgement of Receipt of Compensation and of Repayment

a.               Bailey affirms that he has been paid or has received all compensation, wages, reimbursable expenses, leave and benefits due to him by the Company other than as expressly contemplated by this Agreement. Except as expressly set forth herein, Bailey waives any right or claim he may have to severance or separation pay, bonuses or any other benefits, other than any pension benefits, which he has already accrued up through the date upon which his employment with the Company concluded. Bailey affirms that he has been granted any leave, if applicable, to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

b.               Bailey further represents that prior to receiving any of the payments and benefits provided by Paragraph 1 he has repaid the Company or Related Persons any money advanced to him by the Company or Related Persons by way of any advance account. Additionally, Bailey represents that he has not used any Company sponsored or provided accounts, including credit cards, to incur any expenses for products or services that are for his personal benefit or for any other non-business purpose.

1 NTD: if, and then only to the extent that amounts prescribed by any of these provisions are included in the amount prescribed by Paragraph I, the references to these provisions in Paragraph 2(c) shall be deleted.

5.	Return and Nondisclosure of Company Information and Other Materials/Property

“Company Information” as used in this Agreement means all (i) confidential, personal, or private information of the Company or any of its Related Persons, including without limitation any notes, documents, correspondence, memoranda, diaries, or audio or video tapes and recordings concerning or related to the Company or any Related Persons and/or information received from third parties under confidential conditions, and (ii) other technical, business, personal, or financial information or data, formulas, computer programs, devices, methods, techniques, processes, personnel data, customer specific information, confidential customer lists, production and sales information, supplier specific information, cost information, marketing plans and strategies, or other data or information that constitutes a trade secret belonging or relating to the Company or that is otherwise treated as being confidential by the Company.

a.                Bailey represents that prior to receiving any of the payments and benefits provided by Paragraph 1, he has returned or will immediately return to the Company all Company Information (as defined above), including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer hard-drives, diskettes, CD-ROMs, DVDs, handheld devices, or otherwise, without limitation, mailing lists, reports, files, memoranda, records and software; and that he has returned all company property, including identification cards, credit cards, door and file keys and access cards, computer access codes or disks and instructional manuals, cell phone, Blackberry, office equipment, and other physical or personal property, work product, correspondence, and reports which he received or prepared or helped prepare in connection with his employment with the Company, and he will not retain any copies, duplicates, reproductions, or excerpts thereof. Notwithstanding the foregoing provisions of this Agreement to the contrary, the Company will allow Bailey to retain his Company issued laptop computer after the Company has first examined and erased all Company Confidential Information therein.

b.                Prior to or upon delivery of this Agreement by him, Bailey shall turn over to the Company all audio or visual tapes and recordings, transcriptions, notes, documents, correspondence, memoranda, diaries, or other documents, both originals and all copies duplicates, reproductions or excerpts thereof, whether or not deemed Company Information, in his possession, or in the possession of his attorneys, representatives, agents, or any other person or entity, relating to, concerning or involving his employment at the Company, including but not limited to any such tapes, recordings and transcriptions of conversations, statements or discussions by or among personnel of the Company.

c.                Bailey agrees that he will not, without first obtaining the Company’s written permission, at any time (i) disclose any Company Information to anyone; or (ii) use any Company Information for his own benefit or for the benefit of any other person, firm, operation or entity unrelated to the Company. Bailey further agrees that he will not, without first obtaining the Company’s written permission, at any time (i) disclose the existence or contents of any of the materials referred to and described in Paragraph 5.c. above to anyone; or (ii) use (or seek to use) the contents of such materials for his own benefit or for the benefit of any other person. firm. operation or entity unrelated to the Company.

6.	Confidentiality

a.               Bailey acknowledges that, in the course of his employment with the Company, he had access to personal and/or confidential information regarding the business and personal affairs of Ronald Perelman, his family, friends, business associates, and other Related Persons. Bailey agrees that, for all times hereafter, absent the express written consent of Ronald Perelman or his designee, he will not divulge or make any other unauthorized use, directly or indirectly, or otherwise disclose, communicate, or make known to any other entity or person, any personal, business, or confidential information acquired by him concerning the Company, Ronald Perelman, other Related Persons, or persons associated with the aforementioned with whom Bailey had been associated solely as a result of his employment, and any persons to whom he had been assigned to work or their respective family members, including, but not limited, to any information regarding discussions related to any of the foregoing.

b.              Bailey further agrees that he will not make, write, publish, produce, or in any way participate directly or indirectly in placing into the public domain any statement, opinion, or information with respect to the Company, Ronald Perelman, or any other Related Persons, except in each case information that is expressly required to be disclosed by court order, subpoena, or other governmental, legal or regulatory process. However, in no instance will Bailey provide any personal, Company Information, or confidential information either by testifying or providing an affidavit in the absence of compulsory, governmental, legal or regulatory process. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account, or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal, visual, electronic, or digital material in any communication medium, including, but not limited to, any book, magazine, newspaper, theatrical product, or movie, television or radio programming or commercial, or any Internet publication or discussion group. In addition to any and all other remedies available to the Company or the persons or entities identified above for any violation of this Agreement, Bailey agrees to immediately remit and disgorge to the Company any and all payments or other consideration paid or payable to him in connection with or as a result of engaging in any of the above acts, as well as all monies paid to him under this Agreement, plus interest together with the reasonable attorneys' fees and costs incurred by the Company or the persons or entities identified above for enforcing the terms of this provision.

c.               Bailey agrees that, in the event he receives any request for Company Information, whether by court order, subpoena or other judicial or administrative process or otherwise, prior to responding to such request, if legally permissible, he will promptly notify [INSERT NAME] of the Company, at [PHONE NUMBER], or [NAME’s] designee, at least twenty (20) days in advance of the date designated for the production or furnishing of such materials, or as far in advance of such date as circumstances permit if notification within a twenty-day period is not possible. Bailey further agrees to cooperate, at no cost or expense to him, with any efforts by or on behalf of the Company, including permitting the Company to participate with counsel of its choice, to modify, limit, quash or take other appropriate action in connection with any such subpoena, discovery demand, legal process, or other request for Company Information. The provision also applies to any request of Bailey, whether by court order, subpoena or other judicial or administrative process or otherwise, for this Agreement.

d.              Bailey agrees that, in the event he is approached by anyone requesting any Company Information about the Company and/or Related Persons, he will not divulge any such information and will immediately contact [INSERT NAME] of the Company, at [PHONE NUMBER], or [NAME's] designee, to report such contact and take all steps directed by [INSERT NAME] or his/her designee to prevent disclosure of any such information.

e.               Bailey acknowledges that on [DATE] he signed a confidentiality agreement in connection with his employment with the Company (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A, and that he entered into that Confidentiality Agreement voluntarily and with full knowledge and understanding of its terms. Bailey agrees and acknowledges that the Confidentiality Agreement and the obligations set forth therein shall remain in full force and effect at all times following his departure from the Company, that he will abide by its terms, and that nothing in this Agreement shall relieve Bailey of his obligations under the Confidentiality Agreement.

f.               Notwithstanding any of the provisions of this Agreement or the Confidentiality Agreement, Bailey is hereby advised and understands that in accordance with 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

g.              Bailey agrees that neither he nor any agent acting on his behalf will contact any employee of the Company, by telephone or otherwise, to discuss any subject or matter relating to Company Information or the Company’s business, including personnel issues, policies, or actions, except that Bailey or his counsel may contact Emily Hatch regarding matters related to his employment and the termination thereof. Bailey also agrees that neither he nor any agent acting on his behalf will contact Ronald Perelman, his children, or other family members (in person, by telephone, or otherwise).

h.              Bailey agrees to keep this Agreement, its terms and the substance of all negotiations relating to this Agreement and its execution confidential, except as may be required to enforce the Agreement or to obtain legal or tax advice. In the event that this Agreement or its terms are disclosed to Bailey’s legal or tax advisors, Bailey will ensure that his advisors shall not disclose this Agreement or its terms to anyone. Any request for a reference or confirmation of employment should be directed to Emily Hatch. In response to such a request, and in accordance with company policy, [INSERT NAME] or his/her designee will confirm Bailey’s dates of employment and position and, if requested by Bailey, the salary Bailey was paid.

i.                Notwithstanding any other provision of this Agreement or the Confidentiality Agreement to the contrary, the term Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by Bailey in violation of this Agreement or the Confidentiality Agreement, (ii) is now or becomes available to Bailey on a non-confidential basis from a source (other than the Company or a Related Person) not known by Bailey to be prohibited from disclosing such information to him by a legal, contractual or fiduciary obligation, or (iii) which Bailey can demonstrate has been independently acquired or developed by him without violation of the agreements contained in this Agreement of the Confidentiality Agreement.

7.	Injunctive/Equitable Relief

a.               Bailey understands and agrees that any violation of Paragraphs 5 or 6 of this Agreement will result in irreparable loss and harm to the Company and/or Related Persons that cannot reasonably or adequately be compensated by monetary damages in an action at law and, accordingly, that the Company and/or Related Persons will be entitled to seek injunctive relief, specific performance and other equitable relief to prevent or cure any breach or threatened breach thereof, without the necessity of posting any bond or security or proving the inadequacy of money damages; however, the remedies provided for in this paragraph are cumulative and in addition to other rights and remedies the Company may have, and no action for such equitable relief shall be deemed to waive the Company's right to recover damages in an action at law. Additionally, Bailey understands and agrees that if he breaches any of the foregoing provisions contained in Paragraphs 5 or 6, he will be obligated to repay with interest the payment made to him pursuant to Paragraph 1 of this Agreement, and that the release contained in Paragraph 2 and the covenant not to sue contained in Paragraph 3 will remain in full force and effect.

8.	No Solicitation of Company Employees

Bailey agrees that he will not at any time entice, encourage, persuade, or solicit (or attempt to entice, encourage, persuade, or solicit) any employees of the Company either to terminate employment with the Company or to become employed as an employee or independent contractor by him or by any business that he may become employed by or affiliated with in any way subsequent to his employment by the Company.

9.	Cooperation With the Company

Bailey agrees to cooperate with the Company in all investigations, litigation and arbitrations of any kind, to assist and cooperate in the preparation and review of documents and in meetings with the Company’s attorneys, and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative agency, or arbitration proceeding involving the Company and with respect to which Bailey has relevant information. The Company will reimburse Bailey, upon production of appropriate receipts and in accordance with its policies, reasonable business expenses (including coach air transportation, hotel, and similar expenses) incurred by Bailey in connection with such assistance. All receipts for such expenses must be presented for reimbursement within 45 days after the expenses are incurred in providing such assistance.

10.	Non-Disparagement

Bailey agrees that he will not at any time make any verbal or written statement, whether in public or in private, that disparages in any way the Company's integrity, business reputation, or performance, or disparages any of the Company’s directors, officers, or employees or any of the Related Persons. The Company, and each of its affiliates, agree to cause the Chairman, President, Chief Executive Officer, Chief Financial Officer, or similarly situated positions as applicable, of each such entity to not at any time make any verbal or written statement, whether in public or in private, that disparages in any way Bailey’s integrity, business reputation, or performance, or disparages Bailey. It shall not, however, be a violation of this paragraph for Bailey to make truthful statements (i) when required to do so by a court of law or arbitrator, by any governmental agency having supervisory authority over the Company's business or by any administrative or legislative body (including a committee thereof) with actual or apparent jurisdiction to order Bailey to divulge, disclose or make accessible such information; or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, enforcement of this Agreement.

11.	Rights of Consultation and Review

a.              The Company advises Bailey to consult with an attorney of his choosing prior to signing this Agreement. Bailey understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the release in Paragraph 2, with an attorney of his choice, and he acknowledges that he has done so. Bailey also understands and agrees that the Company is under no obligation to offer him the payment set forth in Paragraph 1, that he is under no obligation to consent to the release set forth in Paragraph 2 or the covenant not to sue set forth in Paragraph 3, and that he has entered into this Agreement freely and voluntarily.

The Parties acknowledge that Bailey has twenty-one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner if he wishes. The Parties further acknowledge that once Bailey has signed this Agreement, he has seven (7) additional days from the date he signed it to revoke his consent by delivering (by hand or overnight courier) written notice of revocation to Emily Hatch, MacAndrews & Forbes Incorporated, 35 East 62nd Street, New York, NY 10065. This Agreement will not become effective until the eighth (8th) day after Bailey has signed and returned it, assuming that Bailey has not revoked his consent to it during such time. Any such revocation must be made in a signed letter executed by Bailey and received by the Company at its principal address no later than 5:00 p.m. local time on the seventh (7th) day after Bailey has executed this Agreement. Bailey understands that, if he revokes this Agreement, this Agreement and his eligibility to receive any payment and/or benefit under it will not be effective or enforceable. Bailey understands and agrees that his entitlement to receive the payment and benefits set forth in Paragraph 1 of this Agreement are conditioned on his execution and non-revocation of this Agreement and the fulfillment of his promises set forth herein.

12.	No Admission of Liability

a.                   The Company’s offer to Bailey of this Agreement and its execution by the Company and Bailey, the payment set forth herein and the other terms of this Agreement are not intended as, and shall not be construed as, any admission, acknowledgement or concession of: (i) liability, wrongdoing or improper conduct by the Company or any of the Related Persons, or by Bailey; or (ii) the merit of any claim or contention asserted by Bailey against the Company or any of the Related Persons, or by the Company or any Related Person against Bailey.

b.                   Neither this Agreement, nor any term or provision hereof, shall be construed to affect any position of the Company in any other litigation, dispute or proceeding. This Agreement, and its terms and provisions, shall be without prejudice to, and may not be used against, the Company in any other litigation, dispute or proceeding.

13.	Miscellaneous

a.              Complete and current Agreement. This Agreement constitutes the full, complete and final understanding of each of the Parties with respect to the subject matter contained herein; constitutes the full, complete and final terms and provisions on which they have agreed; and fully supersedes any prior agreements between the Parties with respect to the subject matter contained herein, except for the Confidentiality Agreement which is attached hereto as Exhibit A and which remains in full force and effect pursuant to its terms. None of the Parties has made any representations, warranties or promises other than those expressly set forth in this Agreement.

b.              Binding effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their respective heirs, distributees, executors, administrators, legal representatives, successors and assigns.

c.              Representations and warranties. The Company represents and warrants that (i) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company); (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so; and (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound.

d.              Indemnification. The Company will indemnify Bailey, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Bailey in connection with any action, suit or proceeding to which Bailey may be made a party by reason of him having served as an officer, director or employee of the Company or any subsidiary, affiliate, predecessor or successor of the Company. Bailey shall be covered under any D&O insurance maintained by the Company on behalf of its directors and officers.

e.               Governing law and exclusive jurisdiction for disputes. This Agreement shall be construed under, governed by, and enforced in accordance with the laws of the State of New York, applied without regard to choice-of-law rules. Each of the Parties agrees that the Supreme Court of the State of New York, County of New York, or in the event that federal court subject matter exists, the United States District Court for the Southern District of New York, shall have sole and exclusive jurisdiction and venue for bringing any legal action or proceedings involving the enforcement of this Agreement or the adjudication of any dispute over its terms and conditions. Each of the Parties consents to such exclusive jurisdiction and venue in these New York courts for the foregoing purposes and waives any objection or defense to such jurisdiction or venue on the grounds that these New York courts are an inconvenient forum.

f.               Legal Representation and drafting. Each of the Parties acknowledge and agree that each was represented by counsel of its and his choosing throughout the negotiation of this Agreement; that each of the Parties is entering into this Agreement freely and knowingly; and that the provisions of this Agreement reflect the joint draftsmanship of counsel for the Parties.

g.               Modification and waiver. No modification, amendment, change or waiver of this Agreement, in whole or in part, shall be binding or enforceable unless reduced to writing and signed and acknowledged by each of Parties.

h.              Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

i.                No reliance on the Company. Bailey represents and acknowledges that in considering and reviewing this Agreement, he has not relied upon any representation or statement by the Company or its officers, employees or agents regarding the subject matter or effect of this Agreement other than those expressly set forth in this Agreement.

j.               Notice. Any notice, request or similar communication with respect to this Agreement shall be transmitted in writing, by e-mail and first-class mail, to the Parties through their respective representatives as follows:

To Bailey:

Mr. Lucas J. Bailey

1308 Prospect Farm Drive

Yardley, PA 19067

lucasjamesbailcy@yahoo.com

To the Company:

[INSERT NAME & CONTACT INFORMATION]

k.             Exhibit. The Exhibit referred to and attached to this Agreement is an integral part of Bailey’s understandings and obligations, and shall be deemed in all respects to be part of this Agreement.

1.             Section 409A. This Agreement is intended to comply with the requirements of Internal Revenue Section 409A of the Code of 1986, as amended (the “Code”), and, specifically, with the separation pay exemption and short-term deferral exemption of Section 409A, and will in all respects be administered in accordance with Section 409A. In no event may Bailey, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement will be for expenses incurred during the Bailey’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made in accordance with Section 3.4 of the Employment Agreement, but no later than on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

m.              Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. The signature page from any counterpart may be attached to another counterpart to form a complete copy of this Agreement. Each Party agrees that faxed or electronically transmitted copies of the signature page of this Agreement shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, for all purposes whatsoever. Neither Party shall raise the use of electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation of a contract and each party forever waives any such defense.

n.              Paragraph and section headings. Paragraph and section and headings in this Agreement are included for convenience of reference only and shall not be a part of this Agreement for any other purpose.

o.               Execution. This Agreement is not effective or binding on either of the Parties until signed by both Parties.

IN WITNESS WHEREOF, and intending to be legally bound by this Agreement, the Parties have duly executed this Agreement as of the date first written above.

[COMPANY NAME]	LUCAS JAMES BAILEY

By: